Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
AS OF DECEMBER 31, 2017

FULL NAME OF SUBSIDIARY	PLACE OF INCORPORATION
WTM (BARBADOS) INTERNATIONAL SRL	BARBADOS
BRIDGE HOLDINGS (BERMUDA) LTD	BERMUDA
HG GLOBAL LTD	BERMUDA
HG HOLDINGS LTD	BERMUDA
HG RE LTD	BERMUDA
HG SERVICES LTD	BERMUDA
WHITE MOUNTAINS INVESTMENTS BERMUDA LTD.	BERMUDA
PSC HOLDINGS LTD.	BERMUDA
GUILFORD HOLDINGS, INC.	DELAWARE, USA
QL HOLDINGS LLC	DELAWARE, USA
QUOTELAB, LLC	DELAWARE, USA
WHITE MOUNTAINS ADVISORS LLC	DELAWARE, USA
WHITE MOUNTAINS CAPITAL, INC	DELAWARE, USA
WHITE MOUNTAINS SERVICES LLC	DELAWARE, USA
WM ALAMEDA (GIBRALTAR) LIMITED	GIBRALTAR
TNUVA FINANCIT LTD	ISRAEL
WOBI INSURANCE AGENCY, LTD	ISRAEL
WHITE MOUNTAINS HOLDINGS (LUXEMBOURG) S.A.R.L.	LUXEMBOURG
WHITE MOUNTAINS INVESTMENTS (LUXEMBOURG) S.A.R.L	LUXEMBOURG
REMOVAL STARS LIMITED	UNITED KINGDOM
Certain other subsidiaries of the Company have been omitted since, in the aggregate, they would not constitute a significant subsidiary.